EXHIBIT 23.3



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of The Interpublic Group of Companies, Inc. (the "Company") for the public offering of shares of common stock and to the incorporation by reference therein, of our report, dated 3 February 1999, on the consolidated financial statements of International Public Relations plc, which report appears in the Current Report on Form 8-K dated 5 January 2001, of the Company and which statements are included in the supplemental consolidated financial statements of the Company incorporated in the Registration Statement by reference to such Current Report on Form 8-K.


/s/ Ernst & Young

January 5, 2001
London, England